AMENDMENT TO NONCOMPETITION AGREEMENT

THIS AMENDMENT TO NONCOMPETITION AGREEMENT (this “Amendment”) is executed and made effective as of the 16th day of December, 2008, by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and the undersigned employee (“Employee”), and amends the Noncompetition Agreement (the “Agreement”) between the Company and Employee dated April 1, 2007.

RECITALS

The Employee tendered to the Company his resignation as the President of the Company on December 10, 2008, effective December 31, 2008. The Employee is willing to extend his term of noncompetition to thirty-two months post-termination in consideration for the Company to accelerate all of his unvested stock options and to allow the restrictions to lapse on all of his restricted stock effective December 31, 2008. Thirty-two months from the termination date runs through August 31, 2011, coinciding with the month in which the last of Employee’s equity grants would have otherwise vested.

AGREEMENT

In consideration of the recitals and agreements set forth herein, Employee and the Company agree that:

1. The first paragraph of Section 2 of the Agreement is hereby deleted and replaced with the following:

“Non-competition. For a period of thirty-two (32) months commencing on the termination of Employee’s employment with the Company, regardless of the reason for such termination, the Employee shall not, either on Employee’s own behalf or on behalf of any other person, association or entity, do any of the following: develop, design, produce, plan, test, perform, evaluate, or sell, or supervise, advise, manage or direct a person or entity in developing, producing, designing, planning, testing, performing, evaluating, or selling a Competing Product.”

2. The Board of Directors shall cause Company management to take all such actions necessary and proper to: 1) cause the restrictions to lapse on all of the shares granted under the Restricted Stock Award Grant Notice and Restricted Stock Agreement dated August 28, 2008, and 2) accelerate the vesting of all of the shares granted under the Stock Option Agreement dated November 17, 2005 between Employee and the Company, effective upon the close of the NASDAQ market on December 31, 2008.

3. Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement shall remain in effect as set forth therein and all defined terms used in this Amendment shall have the same meaning as indicated in the Agreement. In the event that this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment shall supercede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purpose of this Amendment. Each party hereto represents to the other that it has the full authority to execute, deliver and perform this Amendment in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

THE COMPANY:

TOMOTHERAPY INCORPORATED

By: /s/ Frederick A. Robertson
Frederick A. Robertson, M.D.
Chief Executive Officer

EMPLOYEE:

/s/ Paul J. Reckwerdt
Paul J. Reckwerdt